untied states
securities and exchange commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☒           Definitive Additional Materials
☐           Soliciting Material Pursuant to §240.14a-12

RESPONSE GENETICS, INC.
-------------------------------------------------------------------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

N/A
-------------------------------------------------------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒           No fee required.
☐          Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)           Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------------------------------------------------------

2)           Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------------------------------------------------------

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------------------------------------------------------

4)	Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------------------------------------------------------

5)           Total fee paid:

-------------------------------------------------------------------------------------------------------------------------------

☐           Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid

-------------------------------------------------------------------------------------------------------------------------------

2)           Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------------------------------------------------------

3)           Filing Party:

-------------------------------------------------------------------------------------------------------------------------------

4)           Date Filed:

VOTE THE GOLD CARD

TO ELECT DIRECTORS WITH

THE EXPERIENCE RGI NEEDS TODAY

August 13, 2010

Dear Fellow Stockholder:

As you may know, a group of hedge funds has threatened a proxy contest at the 2010 Annual Meeting of Stockholders of Response Genetics, Inc., which is scheduled to be held on September 21.  The dissident group intends to nominate eight candidates in opposition to the experienced and well-qualified nominees we recommend.  This year’s meeting is very important, and we believe your vote in this Board election may significantly affect the future direction of the Company and the value of your investment.

WE URGE YOU TO VOTE THE GOLD PROXY CARD
IN FAVOR OF YOUR COMPANY’S DIRECTOR NOMINEES

Who Is Behind this Proxy Contest?

A group of hedge funds that we refer to as “SSF” — Special Situations Fund II QP, L.P., Special Situations Cayman Fund L.P. and Special Situations Life Sciences Fund, L.P. — initiated this proxy contest for control of your Board of Directors.  In March 2009, SSF purchased common stock from us in a private placement financing.

In March 2010, we completed another common stock financing that SSF opposed, and SSF notified us of its intended proxy contest.  SSF had approached a number of our directors, including Kathy Danenberg, our chief executive officer, to join it, but only one of our directors agreed.  As a result, our Board of Directors established a Special Committee of the Board, consisting of all directors other than the one who joined SSF’s slate, to oversee the Annual Meeting process for 2010 and recommend to our stockholders a slate of director nominees.

In the coming days you will likely receive proxy materials from SSF with a WHITE proxy card.  We strongly urge you to throw out the WHITE card and only return the GOLD card.

Progress Worth Protecting

As reflected in our second quarter financial results, we are making significant progress in our efforts toward achieving profitability and creating stockholder value.  In the second quarter:

•	Revenues from our ResponseDX genetic tests and our pharmaceutical clients increased significantly, and our operating loss decreased significantly, from the prior year period,

•	We expanded our ResponseDX: Lung™ genetic test panel to detect new gene variants,

•	We broadened our executive management team by adding Michael McNulty as our new chief operating officer and David O’Toole as our new chief financial officer, and

•
We expanded our sales force and laboratory capacity in order to capitalize on the increased acceptance of our diagnostic test panels and additional interest from the pharmaceutical industry in our services.

Our Efforts to Avoid a Proxy Contest

Before setting the date for our 2010 Annual Meeting, we made significant efforts to avoid a proxy contest.  We knew that a proxy fight would impose substantial costs on us at a time when we were focused on achieving profitability, and could distract management’s focus from running our business or raise questions among our clients and employees as to our corporate direction or stability.  At the same time, we recognized that the Company and our stockholders would benefit from a broadening of the experience and industry contacts of our Board as a whole, particularly experience and contacts brought to our Board by executives who have had leadership roles in drug, diagnostic and business development at other life sciences and pharmaceutical companies.

To address these competing concerns, our nominating committee was asked to recommend a slate of nominees for our 2010 Annual Meeting and to reach out to SSF as part of that process.  Together with Kathy Danenberg, our nominating committee spent several months in discussions with SSF, other large stockholders and other members of our Board.  Among its efforts to settle SSF’s threatened proxy contest, our nominating committee offered this past May to form a joint slate with SSF, consisting of four incumbent directors and three new nominees, which could include one or more of SSF’s nominees.

SSF, however, refused at that time to consider anything short of a majority change in the Board.  Then, in early August, SSF proposed a joint slate consisting of four incumbent directors and four of SSF’s nominees, a proposal we felt compelled to reject.  While we had been prepared to make significant concessions to this one stockholder group in order to avoid a costly and distracting process, we believe, as fiduciaries for all stockholders, that agreeing to a majority change in the Board, or to a Board with half of its directors aligned with SSF, would be worse for the Company and its stockholders at this time of significant growth and transition than a proxy contest forced on us by SSF.  We believe that a Board majority of continuing directors is best suited to continuing the policies that are fueling our growth and development, and that our three new nominees (who would have no role in SSF’s proposal) will add tremendous value to the Board, to the ultimate benefit of our stockholders.

Our New Board Slate for the Annual Meeting

Following SSF’s categorical rejection of our last settlement proposal, our nominating committee and chief executive officer refocused their efforts on identifying, considering and recruiting for our Board a number of industry executives with extensive experience and strong leadership credentials in diagnostics and pharmaceuticals.  On July 15 we announced our Board slate for the Annual Meeting, consisting of five incumbent directors — Kathleen Danenberg, our president and CEO, Kirk Calhoun, Gary Nusbaum, Michael Serruya and David Smith — and three new Board nominees:

•	Jan C. Fagerberg, M.D., Ph.D.

Dr. Fagerberg’s background in drug development at Roche, one of the world’s largest biopharmaceutical companies, will bring to the Board substantial experience that is relevant to our business model in this era of personalized medicine.  His medical, business and scientific expertise are important to our present and future needs as we engage in co-development of companion diagnostics with the pharmaceutical industry.  Dr. Fagerberg has an extensive background in drug development in the United States and Europe, having served in key research and leadership positions at Roche.  He has also worked in hospital research institutions.

•	Christine A. Meda

Ms. Meda has extensive knowledge of the diagnostics industry and market as a result of her years of experience in the industry, including at Roche Diagnostics.  She currently serves as President and Chief Executive Officer of an early-stage molecular diagnostics platform company.  Her experience in leading the commercialization of dozens of diagnostic products will bring to the Board critical insight into the successful expansion of our diagnostic product portfolio.  Previously, she served in leadership positions in business development and global strategy within start-up and multi-billion dollar organizations alike.

•	Michael A. Metzger

Mr. Metzger has significant financial and business experience directly related to the growth and development of life sciences companies like the Company, most significantly through his background in business strategy and development, and licensing and mergers and acquisitions activity, in the life sciences and pharmaceutical industry.  Currently, growth is achieved by licensing and acquisition of relevant technologies as well as through in-house development.  Mr. Metzger’s experience in this area will be important to the Board’s ability to oversee our growth in both the diagnostic and pharmaceutical partnership sectors of our business.  Mr. Metzger currently serves as Senior Director, Business Development, and as head of the Mergers & Acquisitions practice, at Forest Laboratories, Inc., a company focused on pharmaceutical development.

In choosing and recommending this slate of experienced and well-qualified nominees, the Special Committee considered the Company’s interest in expanding and diversifying our Board’s pool of talent and experience, as well as the importance of maintaining continuity and stability at a time of growth and transition.

An Important Choice

At our Annual Meeting on September 21, you will be faced with two competing slates, one of them recommended by the Special Committee of your Board of Directors and the other proposed by a group of dissident hedge funds seeking to change control of the Company.

We strongly believe that the Company is on the right track — in terms of the development and market acceptance of our products and services, the expansion of our executive management team, our continuing growth in revenues and the development of our sales force to further drive revenue growth.  We strongly believe that the slate we are presenting on the GOLD proxy card is best suited to continuing and building on these successes.

FOR ALL OF THESE REASONS,
WE URGE YOU TO THROW OUT THE WHITE CARD
AND VOTE THE GOLD PROXY CARD
IN FAVOR OF YOUR COMPANY’S DIRECTOR NOMINEES

We sincerely thank you for your continued support.

On Behalf of the Special Committee,

Kathleen Danenberg
President, Chief Executive Officer
and Director